Exhibit 10.2
Option No.:
ROYAL GOLD, INC.
2004 OMNIBUS LONG-TERM INCENTIVE PLAN
INCENTIVE STOCK OPTION AGREEMENT
Royal Gold, Inc., a Delaware corporation (the “Company”), hereby grants an option to purchase shares of its common stock, $.01 par value, (the “Stock”) to the optionee named below. The terms and conditions of the option are set forth in this cover sheet, in the attachment, and in the Company’s 2004 Omnibus Long-Term Incentive Plan (the “Plan”).

Grant Date:

Name of Optionee:

Optionee’s Social Security Number:

Number of Shares Covered by Option:

Option Price per Share:	$ . (At least 100% of Fair Market Value)
By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement and in the Plan, a copy of which is available upon request to the Corporate Secretary. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

Optionee:

(Signature)

Company:

(Signature)

Title:	President and Chief Executive Officer
Attachment
This is not a stock certificate or a negotiable instrument.

ROYAL GOLD, INC.
2004 OMNIBUS LONG-TERM INCENTIVE PLAN
INCENTIVE STOCK OPTION AGREEMENT

Incentive Stock Option	This option is intended to be an incentive stock option under Section 422 of the Internal Revenue Code and will be interpreted accordingly. If you cease to be an employee of the Company, its parent or a Subsidiary (“Employee”) but continue to provide Service, this option will be deemed a nonstatutory stock option three months after you cease to be an Employee. In addition, to the extent that all or part of this option exceeds the $100,000 rule of section 422(d) of the Internal Revenue Code, this option or the lesser excess part will be deemed to be a nonstatutory stock option.

Vesting	This option is only exercisable before it expires and then only with respect to the vested portion of the option. Subject to the preceding sentence, you may exercise this option, in whole or in part, to purchase a whole number of vested shares not less than 100 shares, unless the number of shares purchased is the total number available for purchase under the option, by following the procedures set forth in the Plan and below in this Agreement.

Your right to purchase shares of Stock under this option vests as to one-third (1/3) of the total number of shares covered by this option, as shown on the cover sheet, on each of the first, second and third anniversaries of the Grant Date, provided you then continue in Service. The resulting aggregate number of vested shares will be rounded to the nearest whole number, and you cannot vest in more than the number of shares covered by this option.

No additional vesting shall occur after your Service has terminated for any reason.

Termination without Cause, Good Reason or Non-Renewal of Employment Agreement	Notwithstanding the foregoing vesting rules, if (i) the Company terminates your Service or your Employment Agreement without “Cause” (as defined in your Employment Agreement) during the term of your Employment Agreement, (ii) you terminate your Service or your Employment Agreement for “Good Reason” (as defined in your Employment Agreement) during the term of your Employment Agreement, or (iii) your Service is terminated upon the Company’s election not to renew the term for one of the four successive one-year renewal terms pursuant to Section 2 of your Employment Agreement, then, after the Company’s receipt of the Severance and Release Documents (as defined in your Employment Agreement) you shall be 100% vested in this option as of the date of the Company’s receipt of such Severance and Release Documents.

As used herein, the term “Employment Agreement” shall mean that certain Employment Agreement between you and the Company dated September 15, 2008, as the same may be amended after the date hereof.

Term	Your option will expire in any event at the close of business at Company headquarters on the day of the 10th anniversary of the Grant Date, as shown on the cover sheet. Your option will expire earlier if your Service terminates, as described below.

Regular Termination	If your Service terminates for any reason, other than death, Disability or Cause, then your option will expire at the close of business at Company headquarters on the 90th day after your termination date.

Termination for Cause	If your Service is terminated for Cause, then you shall immediately forfeit all rights to your option and the option shall immediately expire.

Death	If your Service terminates because of your death, then your option will expire at the close of business at Company headquarters on the date twelve (12) months after the date of death. During that twelve month period, your estate or heirs may exercise the vested portion of your option.

In addition, if you die during the 90-day period described in connection with a regular termination (i.e., a termination of your Service not on account of your death, Disability or Cause), and a vested portion of your option has not yet been exercised, then your option will instead expire on the date twelve (12) months after your termination date. In such a case, during the period following your death up to the date twelve (12) months after your termination date, your estate or heirs may exercise the vested portion of your option.

Disability	If your Service terminates because of your Disability, then your option will expire at the close of business at Company headquarters on the date twelve (12) months after your termination date.

Leaves of Absence	For purposes of this option, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating 90 days after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Company determines, in its sole discretion, which leaves count for this purpose, and when your Service terminates for all purposes under the Plan.

Notice of Exercise	When you wish to exercise this option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form. Your notice must specify how many shares you wish to purchase (in a parcel of at least 100 shares generally). Your notice must also specify how your shares of Stock should be registered (in your name only or in your and your spouse’s names as joint tenants with right of survivorship). The notice will be effective when it is received by the Company.

If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment	When you submit your notice of exercise, you must include payment of the option price for the shares you are purchasing. Payment may be made in one (or a combination) of the following forms:

• Cash, your personal check, a cashier’s check, a money order, wire transfer or another cash equivalent acceptable to the Company.

• Shares of Stock which have already been owned by you for more than six months and which are surrendered to the Company. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option price.

• By delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company (a “Qualified Broker”) to sell Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate option price and any withholding taxes (the “Net Exercise”).

Withholding Taxes	You will not be allowed to exercise this option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the option exercise or sale of Stock acquired under this option. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of shares arising from this grant, the Company shall have the right to: (i) require such payments from you; (ii) withhold such amounts from other payments due to you from the Company or any Affiliate; or (iii) cause an immediate forfeiture of shares of Stock subject to the option granted pursuant to this Agreement in an amount equal to the withholding or other taxes due.

Transfer of Option	During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or it may be transferred upon your death by the laws of descent and distribution.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse’s interest in your option in any other way.

Retention Rights	Neither your option nor this Agreement give you the right to be retained by the Company (or any parent, Subsidiaries or Affiliates) in any capacity. The Company (and any parent, Subsidiaries or Affiliates) reserve the right to terminate your Service at any time and for any reason.

Shareholder Rights	You, or your estate or heirs, have no rights as a shareholder of the Company until a certificate for your option’s shares has been issued (or an appropriate book entry has been made). No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued (or an appropriate book entry has been made), except as described in the Plan.

Forfeiture of Rights	If you should take actions in competition with the Company, the Company shall have the right to cause a forfeiture of your rights, including, but not limited to, the right to cause: (i) a forfeiture of any outstanding option, and (ii) with respect to the period commencing twelve (12) months prior to your termination of

Service with the Company and ending twelve (12) months following such termination of Service (A) a forfeiture of any gain recognized by you upon the exercise of an option or (B) a forfeiture of any Stock acquired by you upon the exercise of an option (but the Company will pay you the option price without interest). Unless otherwise specified in an employment or other agreement between the Company and you, you take actions in competition with the Company if you directly or indirectly, own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or are a proprietor, director, officer, stockholder, member, partner or an employee or agent of, or a consultant to any business, firm, corporation, partnership or other entity that is in the business of acquiring or investing in precious metal royalties. Under the prior sentence, ownership of less than 1% of the securities of a public company shall not be treated as an action in competition with the Company.

Adjustments	In the event of a stock split, a stock dividend or a similar change in the Stock, the number of shares covered by this option and the option price per share shall be adjusted (and rounded down to the nearest whole number) if required pursuant to the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan	The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded.

Other Agreements	You agree, as a condition of the grant of this option, that in connection with the exercise of the option, you will execute such document(s) as necessary to become a party to any shareholder agreement or voting trust as the Company may require.

Data Privacy	In order to administer the Plan, the Company may process personal data about you. Such data includes but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this option, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident optionees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this option grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact the Corporate Secretary at 303-573-1660 to request paper copies of these documents.

Certain Dispositions	If you sell or otherwise dispose of Stock acquired pursuant to the exercise of this option sooner than the one year anniversary of the date you acquired the Stock, then you agree to notify the Company in writing of the date of sale or disposition, the number of share of Stock sold or disposed of and the sale price per share within 30 days of such sale or disposition.

Stock Ownership Requirements	You are required to continue to hold an aggregate of fifty percent (50%) of the shares of Stock acquired by you pursuant to this option grant together with all other shares of Stock acquired by you pursuant to any other option grant made under the Plan (such 50% to be determined after reducing the shares of Stock covered by this grant and all other option grants made to you under the Plan by the number shares of Stock equal in value to the amount required to be withheld to pay taxes in connection with the exercise of this option and such other option grants) until the number of shares of Stock owned by you equals or exceeds . If the number of shares of Stock owned by you exceeds , you may dispose of the shares of Stock acquired pursuant to this option grant as long as you continue to own at least ___ shares of Stock after the disposition.

Market Stand-off Agreement	In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, you agree not to sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or agree to engage in any of the foregoing transactions with respect to any shares of Stock without the prior written consent of the Company or its underwriters, for such period of time after the effective date of such registration statement as may be requested by the Company or the underwriters (not to exceed 180 days in length).
By signing the cover sheet of this Agreement, you acknowledge that you have received, read and understand the Plan and this Agreement, and agree to abide by and be bound their terms and conditions.

NOTICE OF EXERCISE
ROYAL GOLD, INC.
2004 OMNIBUS LONG-TERM INCENTIVE PLAN
INCENTIVE STOCK
Royal Gold, Inc.
1660 Wynkoop Street, Suite 1000
Denver, CO 80202
Attention: Corporate Secretary
1.	Exercise of Option. Effective as of today, , , the undersigned (“Purchaser”) hereby elects to purchase shares of Common Stock (the “Shares”) of Royal Gold, Inc. (the “Company”) under and pursuant to the 2004 Omnibus Long-Term Incentive Plan (the “Plan”) and the Incentive Stock Option Agreement dated , 20___ (the “Option Agreement”). The purchase price for the Shares shall be per share, as required by the Option Agreement.

2.	Delivery of Payment. Purchaser herewith delivers to the Company the full purchase price for the Shares as follows. (Check all that apply and complete as appropriate. The total payment must equal the purchase price of the Shares.)
cash in the amount of $ .

check in the amount of $ .

wire transfer in the amount of $ .

by surrender of shares owned and held for more than six months with a value of $ represented by certificate number .

Net Exercise through a Qualified Broker (as defined under “Form of Payment” in the Option Agreement).
3.	Share Registration. The Shares are to be registered (Check one only):
in Purchaser’s name, or

in Purchaser’s name and the name of Purchaser’s spouse, as joint tenants with right of survivorship

Purchaser’s spouse’s name:

Spouse’s Social Security No.: ___ — ___ — ___

4.	Share Delivery. If the Shares are to be delivered to your account at a brokerage firm, then please provide the following information (the Shares will not be delivered in “street name” under any circumstances). If you leave this area blank, the Shares will be delivered in certificate form to your address on record:

Broker name:		Broker address:

Contact name:

Contact number:	( ) -

DTC number:

5.	Representations of Purchaser. Purchaser acknowledges that Purchaser has received, read and understood the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions.

6.	Rights as Shareholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares, notwithstanding the exercise of the Option. The Shares so acquired shall be issued to the Purchaser as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance, except as provided in the Plan.

7.	Market Stand-off Agreement. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, Purchaser agrees not to sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or agree to engage in any of the foregoing transactions with respect to any shares of Stock without the prior written consent of the Company or its underwriters, for such period of time after the effective date of such registration statement as may be requested by the Company or the underwriters (not to exceed 180 days in length).

8.	Stock Ownership Requirements. You are required to continue to hold fifty percent (50%) of the Shares acquired pursuant to the Option Agreement (such 50% to be determined after reducing the Shares covered by the Option Agreement by the number of shares of Stock equal in value to the amount required to be withheld to pay taxes in connection with the purchase under this Notice) until the number of Shares owned by you equals or exceeds .

9.	Stop-Transfer Notices. Purchaser agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

10.	Tax Consultation. Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser’s purchase or disposition of the Shares. Purchaser represents that Purchaser has consulted with any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Shares and that Purchaser is not relying on the Company for any tax advice.

11.	Entire Agreement. The Plan and the Option Agreement are incorporated herein by reference. This Agreement, the Plan and the Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Purchaser with respect to the subject matter hereof, and may not be modified adversely to the Purchaser’s interest except by means of a writing signed by the Company and Purchaser.

Agreed and Accepted:

Purchaser’s Signature

Purchaser’s Social Security No.: ___-___-___

Purchaser’s Address:

Company’s Use:

Vesting Requirement Verified ☐
Date Received

Holding Requirement Verified ☐
Official’s Initials